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                                 VAN ECK FUNDS
                             122 East 42nd Street
                           New York, New York 10168


                                                                   July 26, 1994


Van Eck Associates Corporation
122 East 42nd Street
New York, New York 10168


Ladies/Gentlemen:

     Pursuant to Section 12 of the Accounting and Administrative Services Agreement, dated April 20, 1994 (the "Agreement"), between Van Eck Funds (the "Trust") and Van Eck Associates Corporation (the "Adviser), please be advised that two additional series of the Trust, namely, Gold/Resources Fund and International Investors Gold Fund (the "Funds") have adopted the Agreement and retained the Administrator to render services contemplated by the Agreement for the Funds. A certification by the Secretary of the Trust of the resolution adopted by the Board of Trustees and an amended Exhibit A reflecting the addition of the Funds to the Agreement are attached.

     Please confirm below your willingness to render such services.


                                        VAN ECK FUNDS


ATTEST: /s/ Thaddeus Leszczynski        BY: /s/ John C. van Eck
                                        President


Confirmed, Agreed to and Accepted this July 26, 1994:


                                        VAN ECK  ASSOCIATES CORPORATION


ATTEST: /s/  Thaddeus Leszczynski       BY: /s/ John C. van Eck
                                                President
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                          RESOLUTION OF VAN ECK FUNDS

Separately by the "non-interested" Trustees and by the full Board:

VOTED: That, after having reviewed all relevant information, the Board of Trustees, with the "non-interested" Trustees also voting separately, has determined that for each of International Investors Gold Fund and Gold/Resources Fund, the terms of the Accounting and Administrative Services Agreement ("Administrative Agreement") between the Trust and Van Eck Associates Corporation, in substantially the form presented to this meeting, as revised to reflect the change in the fee schedule discussed at the meeting, are fair and reasonable and the Board of Trustees hereby approves the Administrative Agreement with respect to each Fund.


                                  CERTIFICATE


     The undersigned certifies that he is the Secretary of VAN ECK FUNDS, a business trust organized and existing under the laws of the State of Massachusetts; that the foregoing is a true and correct copy of a resolution duly adopted at a meeting of the Board of Trustees of said business trust held on the 24th day of May, 1994, at which meeting a quorum was at all time present and acting; that the passage of said resolution was in all respects legal; and that said resolution is in full force and effect.


Dated this 26th day of July, 1994.



                                    /s/ Thaddeus Leszczynski
                                    Thaddeus Leszczynski, Secretary


(Seal of Trust)
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                                   EXHIBIT A

                                    Annual Administrative Fee
Name of Series                      (as a % of average daily net assets)
--------------                      ------------------------------------

Global Balanced Fund                .25 of 1%

Asia Infrastructure Fund            .25 of 1%

Global SmallCap Fund                .25 of 1%

International Investors Gold Fund   .25 of 1% of the first $750 million and
                                    .20 of 1% on assets in excess of $750
                                    million

Gold/Resources Fund                 .25 of 1% of the first $750 million and
                                    .20 of 1% on assets in excess of $750
                                    million